hUNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                        GLOBAL EQUITY INTERNATIONAL, INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   37952E 109
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                                 (CUSIP Number)

                                 WILLIAM T. HART
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                                Hart & Hart, LLC
                             1624 N. Washington St.
                                Denver, CO 80203
                         Telephone No. (303) 839-0061
                  -------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 7, 2017
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| | Rule 13d-1(b)
|X| Rule 13d-1(c)
| | Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 37952E 109                  13G                    Page 2 of 5 Pages


1.  NAMES OF REPORTING PERSONS AND
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       MAMMOTH WEST CORPORATION d/b/a Mammoth Corporation
       88-0496401
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see instructions)
    (a)    [  ]
    (b)    [  ]
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3.  SEC USE ONLY

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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Wyoming
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                  5  SOLE VOTING POWER

                     47,000,000
                  -------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENNEFICIALLY      -0-
    OWNED BY      -------------------------------------------------------------
      EACH
   REPORTING      7. SOLE DISPOSITIVE POWER
  PERSON WITH
                     47,000,000
                  -------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     0
                  -------------------------------------------------------------

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    100%
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10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see instructions)    [  ]
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9%
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12. TYPE OF REPORTING PERSON (see instructions)

    CO
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CUSIP No. 37952E 109                  13G                    Page 3 of 5 Pages


Item 1.

   (a) Name of Issuer

          Global Equity International, Inc.

   (b) Address of Issuer's Principal Executive Offices

          X3 Jumeirah Bay Tower,
          Office 3305,
          Jumeirah Lake Towers,
          Dubai, UAE

Item 2.

   (a) Name of Person Filing

          Mammoth West Corporation d/b/a Mammoth Corporation

   (b) Address of the Principal Office or, if none, residence

          444 S Rand Rd,
          Suite 205
          Lake Zurich, IL 60047

   (c)  Citizenship

          Wyoming

   (d)  Title of Class of Securities

          Common Stock

   (e)  CUSIP Number

          37952E 109

Item 3.  If this statement is filed pursuant to Section 240.13d-1(b)or
         Section 240.13d-2(b) or (c), check whether the person filing is a:

   (a)[ ]  Broker or dealer registered under section 15 of the Act (15 U.S.C.
           78o).

   (b)[ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

   (c)[ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

   (d)[ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

   (e)[ ]  An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(C);

   (f)[ ]  An employee benefit plan or endowment fund in accordance with
           Section 240.13d-1(b)(1)(ii)(F);

   (g)[ ]  A parent holding company or control person in accordance with
           Section 240.13d-1(b)(1)(ii)(G);

   (h)[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

   (i)[ ] A church plan that is excluded from the definition of an investment company under section 3(C)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

   (j)[ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).



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CUSIP No. 37952E 109                  13G                    Page 4 of 5 Pages


Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

   (a) Amount beneficially owned: 47,000,000

   (b) Percent of class:  9%

   (c) Number of shares as to which the person has:

      (i) Sole power to vote or to direct the vote -  47,000,000

     (ii) Shared power to vote or to direct the vote -  None.

    (iii) Sole power to dispose or to direct the disposition of - 47,000,000

     (iv) Shared power to dispose or to direct the disposition of - None.

* On the day of the filing of this Schedule, the reporting persons have the right, under a Rider to a Series of Convertible Promissory Notes, a one-time right to own an aggregate number of shares of the issuer's common stock in an amount not to exceed 9.9% of shares then outstanding, with a last conversion granted, with the remaining rights to convert suspended, and subject to timely payments, no further conversions are permitted.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|. Instruction. Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

   Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

   Not applicable.

Item 8. Identification and Classification of Members of the Group.

   Not applicable.

Item 9. Notice of Dissolution of Group.

    N/A

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CUSIP No. 37952E 109                  13G                    Page 5 of 5 Pages


Item 10.  Certification.

   (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


--------------------------------
Date


MAMMOTH WEST CORP.

/s/ Brad Hare
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Signature

Brad Hare, President
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Name/Title